Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-71040

Prospectus Supplement No. 6 Dated May 15, 2002
(to Prospectus dated December 7, 2001)

$435,367,000

Manpower Inc.
Zero Coupon Convertible Debentures Due August 17, 2021
and
The Common Stock Issuable Upon Conversion Thereof

        Our prospectus dated December 7, 2001, as supplemented through the date hereof, relating to the offer for resale by certain of our securityholders of up to $435,367,000 aggregate principal amount due at maturity of zero coupon convertible debentures due August 17, 2021 of Manpower Inc., and the shares of our common stock issuable upon conversion of the debentures, is hereby supplemented to include the following information in the "Selling Securityholders" section on pages 38-44 of the prospectus.

ADDITIONAL SELLING SECURITYHOLDERS

        The following represents additional selling securityholders for the table appearing in the "Selling Securityholders" section of the prospectus.

Name and Address (7)	Principal Amount at Maturity of Debentures Beneficially Owned that May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Hamilton Multi-Strategy Master Fund, L.L.C. 415 Madison Avenue, 19th Floor New York, NY 10017	$20,000,000	4.6%	279,118	*

SELLING SECURITYHOLDERS

        The following represents updated information regarding the selling securityholders listed in the table in the "Selling Securityholders" section of the prospectus.

Name and Address (7)	Principal Amount at Maturity of Debentures Beneficially Owned that May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Alpha U.S. Sub Fund VIII, LLC 130 Cheshire Lane, Suite 102 Minnetonka, MN 55305	$2,025,000	*	28,260	*

Deephaven Domestic Convertible Trading Ltd. 130 Cheshire Lane, Suite 102 Minnetonka, MN 55305	$42,075,000	9.7%	587,194	*

Any other holder of notes or future transferee, pledgee, donee or successor of any holder (3)(4)	$20,750,000	4.8%	289,584	*

___________________

*Less than 1%.